EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Integrity Bancshares, Inc.	Contact: Suzanne Long
11140 State Bridge Road	Chief Financial Officer
Alpharetta, Georgia 30022	(770) 777-0324
Integrity Bancshares, Inc. Appoints Patrick M. Frawley as President and CEO
     Alpharetta, Georgia — September 17, 2007 — Integrity Bancshares, Inc. today announced that its Board of Directors has named Patrick M. Frawley as the President and Chief Executive Officer of the company and its bank subsidiary, Integrity Bank. Mr. Frawley has also been elected to the Boards of Directors of both institutions. Harold A. “Kelly” Klem, who had served as the company’s Interim President and Chief Executive Officer since August 20, 2007, will continue in his role as Executive Vice President and Chief Operating Officer.
     Mr. Frawley has over 30 years experience in the banking industry. From 1973 until 1986 he served in various capacities as a bank regulator for the Office of the Comptroller of the Currency, including the Director for Bank Supervision for the Southeast U.S. From 1986 until 1991 Mr. Frawley served in several different executive capacities for Citizens and Southern Corporation and C&S/Sovran, including Senior Credit Officer for Atlanta and Corporate Treasurer. When C&S/Sovran was acquired by NCNB Corporation (now Bank of America) in 1991 he was named Corporate Compliance Officer, and he also created the role of Director of Regulatory Relations, a position he held until 2002. In March 2002, Mr. Frawley was recruited by Community Bank in Blountsville, Alabama to restore investor confidence and to develop and implement a comprehensive strategic plan to correct the bank’s operational deficiencies. In January 2003, Mr. Frawley was named as Chairman and Chief Executive Officer of Community Bank, a position he held until 2006 when the bank was sold to Superior Bank in Birmingham. Mr. Frawley then served as Chairman of the North Alabama region for Superior Bank from 2006 until he joined Integrity.
     Charles J. Puckett, Integrity’s Chairman, said that the Board unanimously selected Mr. Frawley based on his distinguished track record, as well as his strong executive and personal qualities. “After careful deliberation of Pat’s capabilities, we concluded that his broad banking and regulatory experience with both large and small financial institutions, together with his specific experience in working with institutions that have experienced operational challenges, makes him well qualified for this position,” said Puckett. “We are pleased to have him join the Integrity team.”
     Mr. Frawley said “Integrity Bank is a relatively young organization that has been extremely successful in establishing itself in the competitive north metropolitan Atlanta area. Its rapid growth, when coupled with the current economic slowdown the market is experiencing, has strained its infrastructure and impacted its performance. However, we have excellent employees, great locations, and loyal customers and shareholders. We intend to set new strategies in motion, re-assess processes, systems and controls, expand products and services, enhance corporate governance, and take the necessary actions to restore peer level performance and market value. These things take time, but for nearly 35 years, in many employment capacities, I have always been an impatient, focused, and results-oriented manager and I intend to follow the strategies and rules that have allowed me to be successful in the past. I look forward to this opportunity.”
About Integrity Bancshares, Inc.
     Integrity Bancshares, Inc. is the holding company for Integrity Bank, headquartered in Alpharetta, Georgia. The bank began operations on November 1, 2000. In addition to its main branch at 11140 State Bridge Road, Alpharetta, Georgia, the bank also has full-service financial centers at 900 Woodstock Road in Roswell, Georgia, 1650 Cumberland Parkway in Smyrna, Georgia, 1581 Satellite Boulevard in Duluth, Georgia, and 445 Peachtree Parkway in Cumming, Georgia. The bank also has loan production offices in Buford, Georgia and Raleigh, North Carolina.
     The primary investor contact at Integrity Bancshares, Inc. is Ms. Suzanne Long, Senior Vice-President & CFO. For additional information and a list of primary market makers of Integrity Bancshares, Inc., please access the Investor Relations section of our website at www.myintegritybank.com.
A Warning About Forward-Looking Statements
     This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the

Securities Exchange Act of 1934, as amended, including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting our operations, markets, and products. Without limiting the foregoing, the words “believes”, “expects”, “anticipates”, “estimates”, “projects”, “intends”, and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected for many reasons, including without limitation, changing events and trends that have influenced our assumptions. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) non-achievement of expected growth, (iii) less favorable than anticipated changes in the national and local business environment and securities markets, (iv) adverse changes in the regulatory requirements affecting Integrity, (v) greater competitive pressures among financial institutions in our market, (vi) changes in fiscal, monetary, regulatory, and tax policies, (vii) changes in political, legislative, and economic conditions, (viii) inflation, (ix) greater loan losses than historic levels and (x) failure to achieve the revenue increases expected to result from our recent investments in our transaction deposit and lending businesses. Investors are encouraged to read the related section in Integrity Bancshares, Inc.’s 2006 Annual Report to Shareholders and the 2006 Annual Report on Form 10-K, including the “Risk Factors” set forth therein. Additional information and other factors that could affect future financial results are included in Integrity’s filings with the Securities and Exchange Commission.
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